Exhibit 12.

                            MOBIL CORPORATION
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (In millions)

                                                                       Nine
                                                                       Months
                                                                       Ended
                                      Year Ended December 31,          Sept. 30,
                           ------------------------------------------ --------
                            1994     1995    1996     1997     1998     1999
                           ------   ------  ------   ------   ------   ------

Income Before Change in
  Accounting Principle ... $1,759   $2,376  $2,964   $3,272   $1,704   $1,901
Add:
Income taxes .............  1,919    2,015   3,147    3,093    1,356    1,059
Portion of rents
  representative of
  interest factor ........    340      368     376      346      317      238
Interest and debt
  discount expense .......    461      467     455      428      451      254
Earnings (greater) less
  than distributions from
  equity affiliates.......    (40)     (51)    153      (59)     329       43
                           ------   ------   ------  ------   ------   ------

Income as Adjusted ....... $4,439   $5,175  $7,095   $7,080   $4,157   $3,495
                           ======   ======  ======   ======   ======   ======
Fixed Charges:
Interest and debt
  discount expense ....... $  461   $  467  $  455   $  428   $  451   $  254
Capitalized interest .....     37       47      78      101       74       78
Portion of rents
  representative of
  interest factor ........    340      368     376      346      317      238
                           ------   ------  ------   ------   ------   ------
Total Fixed Charges ...... $  838   $  882  $  909   $  875   $  842   $  570
                           ======   ======  ======   ======   ======   ======
Ratio of Earnings to
  Fixed Charges ..........    5.3      5.9     7.8      8.1      4.9      6.1
                           ======   ======  ======   ======   ======   ======


Note:

  For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the nine months ended September 30, 1999, Fixed Charges exclude $37 million, $28 million, $24 million, $29 million, $25 million and $21 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


MOBIL                                 - 24 -

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